Exhibit 10.1 Patent Acquisition Agreement

PATENT ACQUISITION AGREEMENT

Private and Confidential

THIS PATENT ACQUISITION AGREEMENT (the "Agreement"), made as of the last executed date below (the "Effective Date"), by and among PERPETUAL WIND POWER CORPORATION a privately held company organized in the State of Delaware with a. principle address located at 109 Burtons Road, Marlton, NJ 08053 (the "Seller"), and MEGA WORLD FOOD HOLDING COMPANY, a public company organized in the state of Nevada and traded on the Over the Counter Bulletin Board under the symbol "MWFH" (the "Company"), pertaining to sale of a wind and solar patent owned by the Seller to the Company for newly issued restricted common stock of the Company.  Seller and the Company individually are referred to herein as a "Party," and collectively as the "Parties".

WI T N E S S E T H:

WHEREAS, the Company has authorized One Hundred Million (100,000,000) shares of common stock, par value $.001 per share, of which a total of Twenty Five Million (25,000,000) shares of common stock are issued and outstanding as of the date hereof; and

WHEREAS, the Company has authorized 10,000,000 shares of preferred stock, par value $.001 per share, of which no shares of preferred stock are issued and outstanding as of the date hereof; and

WHEREAS, Seller is an alternative energy company that has expended financial resources and developed and owns a unique wind and solar powered turbine technology for which it has a patent pending with the United States Patent and Trademark office  (U.S. Patent App. Serial No. 61/257,578) as submitted on November 3, 2009 by Woodcock Washburn, a leading US law firm specializing in intellectual property law and as demonstrated on Perpetual Wind’s website at www.perpwindpower.com (the “Perpetual Wind Patent”); and

WHEREAS, Seller currently owns 24,500,000 shares of common stock of the Company; and

WHEREAS, the Company desires to acquire the Perpetual Wind Patent from Seller and general exploit the technology of the Seller, all pursuant to such terms, provisions and conditions as the parties hereto shall agree.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and subject to the terms and conditions hereof, the Parties hereby agree as follows:

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1. Sale of Perpetual Wind Patent.  Seller hereby agree to sell to the Company, and the Company hereby agrees to purchase from Seller the Perpetual Wind Patent for an aggregate purchase price of Two Million Five Hundred Thousand (2,500,000) newly issued Common Stock of the Company (the “Mega Shares”) to be issued in the name of the Seller’s Shareholders in accordance with Exhibit A attached hereto and incorporated by reference (“Seller’s Shareholders”).

2. Additional Consideration.  Seller hereby agrees as additional consideration at the Closing Date to return to the Company’s treasury the 24,500,000 shares of common stock of the Company that it currently owns whereby after the Closing Date, the Seller will own no shares in the Company, the Seller’s Shareholders shall own the Mega Shares, and the Company will have a total of Three Million (3,000,000) Common Stock issued and outstanding.

3. Conditions to Closing.  The obligations of the Parties to consummate the sale the Perpetual Wind Patent to the Company is subject to the satisfaction of the following conditions:

a.           The Seller, and the Company shall have provided an executed copy of the Agreement;

b.           The Company shall have received approval from its board of directors and its shareholders for the execution of this Agreement and the transactions contemplated hereby, including, without limitation, the issuance of the Mega Shares;

b.           The Seller shall have received approval from its board of directors and its shareholders for the execution of this Agreement and the transactions contemplated hereby, including, without limitation, the sale of the Perpetual Wind Patent to the Company, in accordance with applicable law and the Company's certificate of incorporation and by-laws.

4. Closing. On or before the seventh business day from the date hereof, Company and Seller shall close in accordance with the terms of this Agreement (the “Closing Date”).

5.           Representations and Warranties of Seller. Seller hereby represents and warrants, for a period of twelve (12) months from the Closing Date, to the Company, that the statements in the following paragraphs of this Section 5 are all true and complete as of the Closing Date:

a.             Ownership of the Patent.  Seller warrant that it owns the Perpetual Wind Patent and that no one else has any claims to it.

b.           Full Power and Authority.  Seller represent that they have full power and authority to enter into this Agreement.

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c.           No Oral Representations.  No oral or written representations have been made other than or in addition to those stated in this Agreement.  Seller is not relying on any oral or written statements made by the Company, the Company’s representatives, employees or affiliates in sale of the Perpetual Wind Patent to the Company.

e.           Restricted Securities.  Seller understands that the Mega Shares are characterized as "restricted securities" under the Securities Act in as much as they are being acquired by the Seller’s Shareholders from the Company in a transaction not involving a public offering.

f.           Opinion Necessary.  Seller acknowledges on behalf of itself and its shareholders that if any transfer of the Mega Shares is proposed to be made in reliance upon an exemption under the Securities Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the Securities Act. Seller acknowledges on behalf of itself and its shareholders that a restrictive legend appears on the Mega Shares and must remain on the Mega Shares until such time as it may be removed under the Securities Act.

g.           Compliance.   Seller shall comply with all applicable securities laws, rules and regulations regarding this Agreement, the transactions contemplated hereby and all related transactions, including, but not limited to, the timely and accurate filing of any forms required by the U.S. Securities and Exchange Commission for the Company.

5.           Representations and Warranties of the Company.  Company hereby represent and warrant to the Seller that the statements in the following paragraphs of this Section 5 are all true and complete as of the Closing Date:

a.           Full Power and Authority. Company represents that it has full power and authority to enter into this Agreement and consummating the transactions contemplated hereby.

b.           No Oral Representations.  No oral or written representations have been made other than or in addition to those stated in this Agreement. Company is not relying on any oral or written statements made by the Seller, the Seller’s representatives, employees or affiliates in purchasing the Perpetual Wind Patent.

c.           Compliance.   Company shall comply with all applicable securities laws, rules and regulations regarding this Agreement, the transactions contemplated hereby and all related transactions, including, but not limited to, the timely and accurate filing of any forms required by the U.S. Securities and Exchange Commission for the Company.

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6.           Indemnification. Seller and Company herein shall indemnify and hold harmless the other Party to this Agreement from and against any and all losses, damages, expenses and liabilities (collectively "Liabilities") or actions, investigations, inquiries, arbitrations, claims or other proceedings in  respect thereof, including enforcement of this Agreement (collectively "Actions" and together with the Liabilities, the "Losses").  Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement or for any breach of this Agreement.

7.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than the State of Connecticut.

8.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyer may not assign or transfer any of its rights or obligations under this Agreement.

9.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

10.           Headings.  The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

11.           Ambiguities.   Each Party and its counsel have participated fully in the review and revision of this Agreement. The Parties understand and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party.

12.           Costs, Expenses. Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

13.           Modifications and Waivers.  No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the execution of this Agreement, and signed by all the Parties. No waiver of any breach, term, condition or remedy of this Agreement by any Party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy.  All remedies, either under this Agreement, by law, or otherwise afforded the Buyer shall be cumulative and not alternative.

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14.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

15.           Entire Agreement.   This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties  or  obligations between the Parties with respect to the subject matter hereof.

16.           Further Assurances.  From and after the date of this Agreement, upon the request of the Buyer or the Sellers, Buyer and the Sellers shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

17.           Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

a.           if  given by telecopier, when  transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

b.           if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails; and

c.           if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 25.

18.           Insider Trading. The Sellers hereby certify that they have not themselves, nor through any third parties, purchased nor caused to be purchased in the public marketplace any publicly traded shares of the Company. The Sellers further certify they have not communicated the nature of the transactions contemplated by the Agreement, are not aware of any disclosure of nonpublic information concerning said transactions, and are not a party to any insider trading of Company shares.

19.           Binding Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such a solution within a period of sixty (60) days, then, upon

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notice by either Party to the other, all disputes, claims, questions, or disagreements shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

In Witness Whereof, the Parties hereto have executed this Agreement as of the last date written below.

MEGA WORLD FOOD HOLDING COMPANY:

/s/Ling Ling Wang
Ling Ling Wang, CEO
Date: January 19, 2013

PERPETUAL WIND POWER CORPORATION:

/s/ Frank Pringle
Frank Pringle, CEO
Date: January 23, 2013

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Appendix A

Seller’s Shareholders	Shares Being Received by Each:

FRANK PRINGLE	1,250,000
LOIS PRINGLE	759,793
ELYSE THOMPSON	83,333
SHAWN PRINGLE	41,667
GEORGE BIRCH	41,667
JERRY GRUENBAUM	290,833
RYAN THOMPSON	5,625
JEN THOMPSON	5,625
BAILEY PRINGLE	5,625
ASHLEE PRINGLE	5,625
NIKOLAOS GIANNAKEAS	208
YASUAO HAYASHI	833
DONNA WERT	833
ROBERT & MAGDALENE WALESYN	208
CHARLES BEEBE	1,250
LARRY ETHERTON	208
LIBBY NEUMAN	4,167
GRAHAM WERT	2,500

2,500,000

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